EXHIBIT 99.1

Reliance, Inc. Reports First Quarter 2024 Financial Results

–  Net sales of $3.64 billion with tons sold up 10.3% from fourth quarter of 2023
–  Gross profit margin of 31.0%
–  EPS of $5.23, non-GAAP EPS of $5.30
–  Completed acquisition of Cooksey Iron & Metal Company on February 1, 2024
–  Completed acquisition of American Alloy Steel, Inc. on April 1, 2024
–  Completed acquisition of Mid-West Materials, Inc. on April 1, 2024

SCOTTSDALE, Ariz., April 25, 2024 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2024.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter		Year-Over- Year
	Q1 2024	Q4 2023	% Change	Q1 2023	% Change
Income Statement Data:
Net sales	$3,644.8	$3,337.3	9.2%	$3,965.3	(8.1%)
Gross profit[1]	$1,128.2	$1,021.6	10.4%	$1,226.0	(8.0%)
Gross profit margin[1]	31.0%	30.6%	0.4%	30.9%	0.1%
Non-GAAP gross profit margin[1,2]	31.0%	30.6%	0.4%	30.9%	0.1%
LIFO income	$(50.0)	$(59.5)		$(15.0)
LIFO income as a % of net sales	(1.4%)	(1.8%)	0.4%	(0.4%)	(1.0%)
LIFO income per diluted share, net of tax	$(0.64)	$(0.77)		$(0.18)
Non-GAAP pretax expense (income) adjustments²	$4.9	$2.2		$(4.8)
Pretax income	$396.2	$333.3	18.9%	$508.5	(22.1%)
Non-GAAP pretax income[2]	$401.1	$335.5	19.6%	$503.7	(20.4%)
Pretax income margin	10.9%	10.0%	0.9%	12.8%	(1.9%)
Net income attributable to Reliance	$302.9	$272.7	11.1%	$383.1	(20.9%)
Diluted EPS	$5.23	$4.70	11.3%	$6.43	(18.7%)
Non-GAAP diluted EPS[2]	$5.30	$4.73	12.1%	$6.37	(16.8%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$126.3	$525.6	(76.0%)	$384.6	(67.2%)
Free cash flow[3]	$17.6	$415.4	(95.8%)	$281.7	(93.8%)
Net debt-to-total capital[4]	2.6%	0.8%		4.3%
Net debt-to-EBITDA[2,5]	0.1x	0.0x		0.1x
Total debt-to-EBITDA[2,5]	0.6x	0.6x		0.5x

Capital Allocation Data:
Acquisitions, net	$53.7	$(0.1)		$—
Capital expenditures	$108.7	$110.2		$102.9
Dividends	$65.3	$58.8		$62.0
Share repurchases	$—	$240.3		$38.9

Key Business Metrics:
Tons sold	1,494.0	1,354.2	10.3%	1,520.1	(1.7%)
Tons sold (same-store)	1,476.4	1,347.4	9.6%	1,520.1	(2.9%)
Average selling price per ton sold	$2,442	$2,466	(1.0%)	$2,623	(6.9%)
Average selling price per ton sold (same-store)	$2,453	$2,471	(0.7%)	$2,623	(6.5%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary

“Our resilient business model, most notably the diversity of our products, end markets and geography, once again delivered strong performance in a more challenging pricing environment than we anticipated in the first quarter,” said Karla Lewis, President and Chief Executive Officer of Reliance. “We continued to drive smart, profitable growth, increasing our shipments above industry levels while maintaining pricing discipline resulting in our gross profit margin at the high end of our sustainable range that collectively contributed to our first quarter non-GAAP earnings per diluted share of $5.30. Our significant investments in value-added processing capabilities continue to bolster our gross profit margin throughout market cycles.”

Mrs. Lewis continued, “Our profitable operations and consistent ability to generate cash enable us to allocate capital across our core priorities. We have completed three acquisitions to-date in 2024, expanding our product offerings, processing capabilities and geographic reach and collectively adding nearly $500 million in annualized net sales to the Reliance family. We also invested $108.7 million back into our business through capital expenditures, predominantly targeted towards growth opportunities that increase capacity and value-added processing capabilities. We returned $65.3 million to our valued stockholders in dividends. I’d like to thank the entire Reliance team for a strong start to 2024 and their continued commitment to exceptional customer service, and most importantly, safety. While we anticipate continued near-term pricing headwinds, we remain bullish on the longer term tailwinds coming our way through activity related to government stimulus and re/near-shoring. Reliance is in a strong position to benefit from these opportunities.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the first quarter of 2024 increased 10.3% compared to the prior quarter, in line with management’s expectations of up 9% to 11%, and in-line with the typical seasonal rebound in volumes, as demand remains healthy in the majority of the end markets Reliance serves.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved from the first quarter of 2023. Reliance continues to service new construction projects in diverse sectors, including public infrastructure, manufacturing and energy infrastructure. The Company expects there will be continued strength in non-residential construction activity in the sectors in which it participates in the second quarter of 2024.

Demand in commercial aerospace was relatively stable compared to the first quarter of 2023. Reliance anticipates commercial aerospace demand will remain stable in the second quarter of 2024, subject to further changes in build rates that impact the supply chain. The military and space related portion of Reliance’s aerospace business is expected to remain stable at strong levels in the second quarter of 2024.

Demand for the toll processing services Reliance provides to the automotive market improved compared to the first quarter of 2023, with increased tolling capacity due to our continued investments in this space. The Company’s outlook reflects continued strong demand for automotive toll processing in the second quarter of 2024.

Demand across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment, was down modestly compared to the first quarter of 2023 primarily due to softness in demand for agricultural equipment and consumer products which was partially offset by increased activity in industrial machinery. Reliance anticipates that demand for its products across the broader manufacturing sector will remain relatively stable in the second quarter of 2024.

Demand in the semiconductor market seasonally improved after stabilizing sequentially in the fourth quarter of 2023, but nonetheless remained lower than the first quarter of 2023. The Company anticipates relatively stable demand in the second quarter of 2024. Reliance’s long-term outlook for the semiconductor market remains positive, reinforced by the CHIPS Act and significant semiconductor fabrication expansion underway in the United States.

Balance Sheet & Cash Flow
At March 31, 2024, Reliance’s cash and cash equivalents totaled $934.9 million with total debt outstanding of $1.15 billion and no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $126.3 million in the first quarter of 2024. The acquisitions of American Alloy Steel, Inc. and Mid-West Materials, Inc. were completed in April 2024 with cash on hand.

Stockholder Return Activity
On February 13, 2024, the Company increased its regular quarterly dividend by 10.0% to $1.10 per share of common stock marking the 31st dividend increase since Reliance’s 1994 IPO to a current annual rate of $4.40 per share. On April 23, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $1.10 per share of common stock, payable on June 7, 2024 to stockholders of record as of May 24, 2024. Reliance has paid regular quarterly cash dividends for 65 consecutive years without reduction or suspension.

Acquisitions
As previously announced, effective April 1, 2024, Reliance completed its acquisition of all of the outstanding equity interests and related real estate assets of American Alloy Steel, Inc. (“American Alloy”), a leading distributor of specialty carbon and alloy steel plate and round bar, including pressure vessel quality (PVQ) material. The acquisition of American Alloy increases Reliance’s value-added processing and fabrication capabilities and expands the Company’s specialty carbon steel plate product portfolio. American Alloy's net sales for the year ended December 31, 2023 were approximately $310 million.

As previously announced, effective April 1, 2024, Reliance completed the acquisition of all the outstanding equity interests of Mid-West Materials, Inc. (“MidWest Materials”), a premier flat-rolled steel service center primarily serving North American original equipment manufacturers (“OEMs”). The addition of MidWest Materials increases Reliance’s flat-rolled presence in the critical markets in and around Ohio. MidWest Materials’ net sales for the year ended December 31, 2023 were approximately $87 million.

As previously announced, effective February 1, 2024, Reliance completed the acquisition of all the outstanding equity interests of Cooksey Iron & Metal Company (“Cooksey”). Founded in 1917 and headquartered in Tifton, GA, Cooksey processes and distributes finished steel products, including tubing, beams, plate and bars. The acquisition of Cooksey strengthens and expands Reliance’s position in the fast-growing Southeastern market. Cooksey’s net sales for the year ended December 31, 2023 were approximately $90 million.

Business Outlook
Reliance expects a better than normal seasonal recovery in demand in the second quarter of 2024 despite prevailing macroeconomic uncertainty and geopolitical matters. Accordingly, the Company estimates its tons sold will be up 2.5% to 4.5% in the second quarter of 2024 compared to the first quarter of 2024, with approximately 2% of the sequential growth coming from recently completed acquisitions on April 1, 2024. In addition, Reliance expects its average selling price per ton sold for the second quarter of 2024 to be down 1% to 3% compared to the first quarter of 2024. The Company also anticipates short term gross profit margin pressure in the second quarter of 2024 as it works through higher cost inventory on hand. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $4.70 to $4.90 for the second quarter of 2024.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2024 financial results and business outlook will be held on Thursday, April 25, 2024 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13745243. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on May 9, 2024, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13745243. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 320 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2023, Reliance’s average order size was $3,210, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance, Inc.’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, changes in domestic and worldwide political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers, and demand for the Company’s products and services. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, outbreaks of infectious disease, conflicts such as the war in Ukraine and the evolving events in Israel and Gaza or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, outbreaks of infectious disease or the war in Ukraine and the Israel-Gaza conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT-
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2024 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2024	Q4 2023	Sequential Quarter Change	Q1 2023	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,214.8	1,100.5	10.4%	1,232.0	(1.4%)	1.0%	(4.1%)
Aluminum	81.8	76.3	7.2%	86.1	(5.0%)	0.4%	(6.3%)
Stainless steel	75.5	65.5	15.3%	76.8	(1.7%)	(6.2%)	(13.3%)
Alloy	33.0	29.2	13.0%	36.3	(9.1%)	(0.4%)	(1.2%)

	Sales ($'s in millions; % change)
	Q1 2024	Q4 2023	Sequential Quarter Change	Q1 2023	Year-Over- Year Change
Carbon steel	$2,012.9	$1,805.2	11.5%	$2,128.5	(5.4%)
Aluminum	$596.1	$553.9	7.6%	$670.2	(11.1%)
Stainless steel	$559.9	$517.9	8.1%	$657.3	(14.8%)
Alloy	$171.9	$152.3	12.9%	$191.4	(10.2%)

	Sales by Product ($'s as a % of total sales)
	Q1 2024	Q4 2023	Q1 2023
Carbon steel plate	11%	12%	12%
Carbon steel structurals	11%	11%	10%
Carbon steel tubing	10%	10%	10%
Hot-rolled steel sheet & coil	9%	8%	9%
Carbon steel bar	5%	5%	5%
Galvanized steel sheet & coil	5%	4%	4%
Cold-rolled steel sheet & coil	2%	2%	2%
Carbon steel	53%	52%	52%

Aluminum bar & tube	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%
Common alloy aluminum sheet & coil	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%
Aluminum	16%	16%	16%

Stainless steel bar & tube	8%	8%	8%
Stainless steel sheet & coil	5%	5%	6%
Stainless steel plate	2%	2%	2%
Stainless steel	15%	15%	16%

Alloy bar & rod	4%	4%	4%
Alloy tube	1%	1%	1%
Alloy	5%	5%	5%

Miscellaneous	5%	6%	5%
Toll processing & logistics	4%	4%	4%
Copper & brass	2%	2%	2%
Other	11%	12%	11%

Total	100%	100%	100%

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$3,644.8	$3,965.3

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,516.6	2,739.3
Warehouse, delivery, selling, general and administrative (“SG&A”)	671.5	651.3
Depreciation and amortization	63.6	61.1
	3,251.7	3,451.7

Operating income	393.1	513.6

Other (income) expense:
Interest expense	9.7	10.9
Other income, net	(12.8)	(5.8)
Income before income taxes	396.2	508.5
Income tax provision	92.4	124.1
Net income	303.8	384.4
Less: net income attributable to noncontrolling interests	0.9	1.3
Net income attributable to Reliance	$302.9	$383.1

Earnings per share attributable to Reliance stockholders:
Basic	$5.28	$6.51
Diluted	$5.23	$6.43

Shares used in computing earnings per share:
Basic	57,340	58,832
Diluted	57,882	59,534

Cash dividends per share	$1.10	$1.00

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2024	2023*
ASSETS
Current assets:
Cash and cash equivalents	$934.9	$1,080.2
Accounts receivable, less allowance for credit losses of $27.2 at March 31, 2024 and $24.9 at December 31, 2023	1,686.0	1,472.4
Inventories	2,166.9	2,043.2
Prepaid expenses and other current assets	135.6	140.4
Income taxes receivable	—	35.6
Total current assets	4,923.4	4,771.8
Property, plant and equipment:
Land	282.6	281.7
Buildings	1,534.5	1,510.9
Machinery and equipment	2,743.6	2,700.4
Accumulated depreciation	(2,251.4)	(2,244.6)
Property, plant and equipment, net	2,309.3	2,248.4
Operating lease right-of-use assets	230.7	231.6
Goodwill	2,125.3	2,111.1
Intangible assets, net	986.1	981.1
Cash surrender value of life insurance policies, net	39.5	43.8
Other long-term assets	97.9	92.5
Total assets	$10,712.2	$10,480.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$449.7	$410.3
Accrued expenses	118.3	118.5
Accrued compensation and retirement benefits	139.8	213.9
Accrued insurance costs	46.1	44.4
Current maturities of long-term debt	0.3	0.3
Current maturities of operating lease liabilities	56.3	56.2
Income taxes payable	46.9	—
Total current liabilities	857.4	843.6
Long-term debt	1,142.6	1,141.9
Operating lease liabilities	177.8	178.9
Long-term retirement benefits	27.8	25.1
Other long-term liabilities	70.8	64.0
Deferred income taxes	493.1	494.0
Total liabilities	2,769.5	2,747.5
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—57,426 at March 31, 2024 and 57,271 at December 31, 2023	0.1	0.1
Retained earnings	8,025.6	7,798.9
Accumulated other comprehensive loss	(93.3)	(76.7)
Total Reliance stockholders’ equity	7,932.4	7,722.3
Noncontrolling interests	10.3	10.5
Total equity	7,942.7	7,732.8
Total liabilities and equity	$10,712.2	$10,480.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2024	2023
Operating activities:
Net income	$303.8	$384.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	63.6	61.1
Stock-based compensation expense	13.0	13.5
Other	2.8	(0.1)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(211.6)	(237.1)
Inventories	(114.6)	13.5
Prepaid expenses and other assets	73.9	50.0
Accounts payable and other liabilities	(4.6)	99.3
Net cash provided by operating activities	126.3	384.6

Investing activities:
Acquisition, net of cash acquired	(53.7)	—
Purchases of property, plant and equipment	(108.7)	(102.9)
Other	(15.0)	0.3
Net cash used in investing activities	(177.4)	(102.6)

Financing activities:
Principal payment on long-term debt	—	(500.0)
Cash dividends and dividend equivalents	(65.3)	(62.0)
Share repurchases	—	(38.9)
Taxes paid related to net share settlement of restricted stock units	(23.9)	(37.2)
Other	(1.1)	(1.1)
Net cash used in financing activities	(90.3)	(639.2)
Effect of exchange rate changes on cash and cash equivalents	(3.9)	—
Decrease in cash and cash equivalents	(145.3)	(357.2)
Cash and cash equivalents at beginning of year	1,080.2	1,173.4
Cash and cash equivalents at end of the period	$934.9	$816.2

Supplemental cash flow information:
Interest paid during the period	$8.8	$14.4
Income taxes paid during the period, net	$10.2	$21.2

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2024	2023	2023
Net income attributable to Reliance	$302.9	$272.7	$383.1	$5.23	$4.70	$6.43
Restructuring charges	0.3	1.2	—	0.01	0.02	—
Non-recurring settlement charges	4.6	—	—	0.08	—	—
Charges (gains) related to sales of non-core assets	—	1.0	(4.8)	—	0.02	(0.08)
Income tax (benefit) expense related to above items	(1.2)	(0.5)	1.2	(0.02)	(0.01)	0.02
Non-GAAP net income attributable to Reliance	$306.6	$274.4	$379.5	$5.30	$4.73	$6.37

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Pretax income	$396.2	$333.3	$508.5
Restructuring charges	0.3	1.2	—
Non-recurring settlement charges	4.6	—	—
Charges (gains) related to sales of non-core assets	—	1.0	(4.8)
Non-GAAP pretax income	$401.1	$335.5	$503.7

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Gross profit - LIFO	$1,128.2	$1,021.6	$1,226.0
Restructuring charge	—	0.2	—
Non-GAAP gross profit	1,128.2	1,021.8	1,226.0
LIFO income	(50.0)	(59.5)	(15.0)
Non-GAAP gross profit - FIFO	$1,078.2	$962.3	$1,211.0

Gross profit margin - LIFO	31.0%	30.6%	30.9%
Restructuring charge as a % of sales	—	—	—
Non-GAAP gross profit margin	31.0%	30.6%	30.9%
LIFO income as a % of sales	(1.4%)	(1.8%)	(0.4%)
Non-GAAP gross profit margin - FIFO	29.6%	28.8%	30.5%

	March 31,	December 31,	March 31,
	2024	2023	2023
Total debt	$1,151.4	$1,151.4	$1,159.6
Less: unamortized debt discount and debt issuance costs	(8.5)	(9.2)	(11.2)
Carrying amount of debt	1,142.9	1,142.2	1,148.4
Less: cash and cash equivalents	(934.9)	(1,080.2)	(816.2)
Net debt	$208.0	$62.0	$332.2

	Twelve Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income	$1,259.5	$1,340.1	$1,704.0
Depreciation and amortization	247.9	245.4	242.2
Interest expense	38.9	40.1	57.6
Income taxes	368.9	400.6	537.7
EBITDA	$1,915.2	$2,026.2	$2,541.5

Net debt-to-EBITDA	0.1x	0.0x	0.1x
Total debt-to-EBITDA	0.6x	0.6x	0.5x

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, non-recurring settlement charges, and gains and charges on sales of non-core property, plant, and equipment, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.